Exhibit 4.2

EXECUTION VERSION

SUPPLEMENTAL INDENTURE NO. 9

SUPPLEMENTAL INDENTURE NO. 9 (this “Supplemental Indenture”) dated as of November 22, 2013 among Affinion Group, Inc., a Delaware corporation (the “Issuer”), the Subsidiary Guarantors party hereto and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”) under the Indenture (as defined below).

W I T N E S S E T H :

WHEREAS, the Issuer and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of April 26, 2006, providing for the issuance of the Issuer’s 11 1⁄2% Senior Subordinated Notes due 2015 (the “Notes”);

WHEREAS, pursuant to Section 9.02 of the Indenture, the Issuer, the Subsidiary Guarantors and the Trustee are authorized to execute and deliver this Supplemental Indenture with the written consent (the “Consents”) of Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class and calculated in accordance with the Indenture (the “Required Consents”);

WHEREAS, Affinion Investments, LLC, a Delaware limited liability company and wholly owned unrestricted subsidiary of the Issuer (“Affinion Investments”), has offered to exchange (the “Exchange Offer”) any and all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offering Memorandum and Consent Solicitation Statement dated November 7, 2013 (as it may be amended or supplemented from time to time, the “Offering Memorandum”);

WHEREAS, in connection with the Exchange Offer, the Issuer and Affinion Investments have solicited consents from Holders to the amendments contained herein (collectively, the “Proposed Amendments”) and the execution of this Supplemental Indenture;

WHEREAS, the Issuer has received Consents to the Proposed Amendments and the execution of this Supplemental Indenture from Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class and calculated in accordance with the Indenture, and accordingly the Issuer has received the Required Consents; and

WHEREAS, pursuant to Section 9.06, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, (i) the Issuer, (ii) the Subsidiary Guarantors and (iii) the Trustee, strictly on the basis of Holder consent, authorization and direction, as evidenced by the Required Consents, mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective as of the date hereof; provided that the amendments to the Indenture set forth in Section 2 hereof shall not become operative until (i) the Issuer pays (x) the Total Consideration or

Exchange Consideration (each as defined in the Offering Memorandum), as applicable, and (y) accrued and unpaid interest on the Notes to, but not including, the Settlement Date, in cash, in each case to Holders who have validly tendered (and not withdrawn) Notes (along with the related consents) in accordance with the terms of the Offering Memorandum and (ii) the Issuer informs the Trustee in writing that the payments in clause (i) have been made (the “Amendment Effective Time”). If the Amendment Effective Time does not occur (a) on or prior to the Settlement Date (as defined in the Offering Memorandum) for the Exchange Offer or (b) prior to the Termination Date (as defined in the Support Agreement, dated as of November 7, 2013, by and among the Issuer, Affinion Group Holdings, Inc., Affinion Investments, LLC and certain holders of Notes parties thereto, as amended from time to time), or if the Exchange Offer is not otherwise consummated for any reason upon the terms and conditions described in the Offering Memorandum, then the terms of this Supplemental Indenture shall be null and void and the Indenture and Notes shall continue in full force and effect without any modification or amendment hereby.

2. Amendments to Indenture. The Indenture is hereby amended by:

(a) adding to Section 1.01 of the Indenture:

“Amendment Effective Time” shall mean the “Amendment Effective Time” as defined in Supplemental Indenture No. 9 dated as of November 22, 2013, among the Issuer, the Subsidiary Guarantors party thereto and the Trustee.

(b) deleting from Article 1 of the Indenture, in their entirety, those terms, and the respective meanings assigned thereto, that are referred to solely in the provisions of those Sections and subsections of the Indenture that will be amended by deleting the text of each such Section or subsection, as the case may be, in its entirety, as a result of the execution of this Supplemental Indenture.

(c) deleting the following sections of the Indenture and all references thereto in the Indenture in their entirety, with such sections and references having no further force or effect:

Section 4.02	Reports and Other Information

Section 4.03	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

Section 4.04	Limitation on Restricted Payments

Section 4.05	Dividend and Other Payment Restrictions Affecting Subsidiaries

Section 4.06	Asset Sales

Section 4.07	Transactions with Affiliates

Section 4.08	Change of Control

Section 4.11	Future Guarantors

Section 4.12	Liens

Section 4.14	Limitation on Other Senior Subordinated Indebtedness

Section 5.01(a)(iv)	Merger, Consolidation or Sale of All or Substantially All Assets

(d) deleting clauses (c), (d), (e), (f) and (i) of the definition of “Events of Default” under Section 6.01 of the Indenture.

3. Amendments to Notes. All Notes that have been or will be authenticated pursuant to the Indenture shall be affixed to, stamped, imprinted or otherwise legended by the Trustee with a notation as follows:

“Effective as of the Amendment Effective Time (as defined in Supplemental Indenture No. 9), substantially all of the restrictive covenants and certain of the events of default and related provisions have been eliminated from the Indenture. Reference is hereby made to said Supplemental Indenture No. 9, copies of which are on file with the Trustee, for a description of the amendments made therein.”

4. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

5. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer. Furthermore, the Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The Trustee enters into this Supplemental Indenture strictly to give effect to the commercial agreement reached between the Issuer and the Holders, and on the basis of Holder consent, authorization and direction, as evidenced by the Requisite Consents. The Issuer hereby reaffirms its obligation under the Indenture to indemnify and hold harmless the Trustee as required under Article 7 of the Indenture, including under Section 7.07 of the Indenture, and in particular (but not limited to) against losses, liabilities, claims, damages or expenses (including the reasonable fees and expenses of its counsel) arising out of or in connection with its execution and performance of this Supplemental Indenture. This indemnity shall survive the final payment in full of the Notes and the resignation or removal of the Trustee solely to the extent expressly provided in Section 8.01(c) or Section 7.08 of the Indenture, as applicable.

8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

10. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Issuer shall bind its successors and assigns, whether so expressed or not.

11. Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Supplemental Indenture is executed, the provision required by the Act shall control.

12. Severability. If and to the extent that any provision in this Supplemental Indenture shall be held invalid, illegal or unenforceable, or any proposed amendment to the Indenture shall be held not to have been properly approved by all necessary Holders as required under the Indenture, the validity, legality, enforceability and approval of the remaining provisions shall not in any way be affected or impaired thereby, to the extent permitted by applicable law.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed on the date first written above.

AFFINION GROUP, INC.

By:	/s/ Todd H. Siegel
Name: Todd H. Siegel
Title: Chief Executive Officer

AFFINION BENEFITS GROUP, LLC

AFFINION BRAZIL HOLDINGS I, LLC

AFFINION BRAZIL HOLDINGS II, LLC

AFFINION DATA SERVICES, INC.

AFFINION GROUP, LLC

AFFINION PUBLISHING, LLC

BREAKFIVE, LLC

CARDWELL AGENCY, INC.

CCAA CORPORATION

CONNEXIONS LOYALTY, INC.

CONNEXIONS LOYALTY ACQUISITION, LLC

CONNEXIONS LOYALTY TRAVEL SOLUTIONS LLC

GLOBAL PROTECTION SOLUTIONS, LLC

INTERNATIONAL TRAVEL FULFILLMENT LLC

LIFT MEDIA, LLC

LONG TERM PREFERRED CARE, INC.

LOYALTY TRAVEL AGENCY LLC

PROSPECTIV DIRECT, INC.

TRAVELERS ADVANTAGE SERVICES, LLC

TRILEGIANT AUTO SERVICES, INC.

TRILEGIANT CORPORATION

TRILEGIANT INSURANCE SERVICES, INC.

TRILEGIANT RETAIL SERVICES, INC.

WATCHGUARD REGISTRATION SERVICES, INC.

WEBLOYALTY HOLDINGS, INC.

WEBLOYALTY.COM, INC.

By:	/s/ Todd H. Siegel
Name: Todd H. Siegel
Title: Chief Executive Officer

[Signature Page to AGI Supplemental Indenture]

CUC ASIA HOLDINGS, by its partners:

TRILEGIANT CORPORATION

By:	/s/ Todd H. Siegel
Name: Todd H. Siegel
Title: Chief Executive Officer

and

TRILEGIANT RETAIL SERVICES, INC.

By:	/s/ Todd H. Siegel
Name: Todd H. Siegel
Title: Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Yana Kislenko
Name: Yana Kislenko
Title: Vice President

[Signature Page to AGI Supplemental Indenture]